Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
SUMMIT FINANCIAL GROUP, INC.
and
CORNERSTONE FINANCIAL SERVICES, INC.
Dated as of September 17, 2019

i

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of September 17, 2019 (this “Agreement”), is entered into between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”), and CORNERSTONE FINANCIAL SERVICES, INC., a West Virginia corporation (“Cornerstone”). Summit and Cornerstone are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, the board of directors of Summit (the “Summit Board”) has determined that it is in the long-term best interests of Summit and its shareholders to effect a business combination with Cornerstone by means of a part cash, part stock merger of Cornerstone with and into Merger Sub (as defined herein) (the “Merger”), with Merger Sub as the surviving entity in the Merger (the “Surviving Entity”);
WHEREAS, Cornerstone owns all of the common stock of Cornerstone Bank, Inc. (“Cornerstone Bank”), a West Virginia banking corporation;
WHEREAS, Summit’s wholly-owned banking subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“Summit Community Bank”) will form a limited liability company as a wholly-owned subsidiary for the sole purpose of consummating the Merger (“Merger Sub”);
WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of Cornerstone Bank;
WHEREAS, immediately following the Liquidation and as part of the same overall transaction, Cornerstone Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”) (collectively, the Merger, the Liquidation and the Bank Merger are referred to as the “Transaction”);
WHEREAS, the Summit Board has duly adopted resolutions approving this Agreement and the Transaction and deeming it to be advisable and in the best interests of Summit and its shareholders;
WHEREAS, the board of directors of Cornerstone (the “Cornerstone Board”) has determined that the Merger is in the long-term best interests of Cornerstone and its shareholders;
WHEREAS, the Cornerstone Board has duly adopted resolutions approving and declaring advisable this Agreement and the Transaction and recommending to the shareholders of Cornerstone that they adopt this Agreement and approve the Merger;
WHEREAS, Summit and Cornerstone desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the consummation of the Transaction, all as expressly hereafter set forth herein;
WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that each of the Merger and the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368‑2(g) for federal and applicable state income tax purposes; and

WHEREAS, each of the boards of directors of Summit Community Bank and Cornerstone Bank has approved the Agreement of Bank Merger, by and between Summit Community Bank and Cornerstone Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of Cornerstone Bank with and into Summit Community Bank, with Summit Community Bank surviving the merger (the “Surviving Bank”) and the board of directors of Cornerstone Bank has recommended to its sole shareholder (Cornerstone) that such shareholder approve the Bank Merger Agreement, such Bank Merger to be consummated immediately following or as soon as reasonably practicable after the Effective Time (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGERS

Section 1.1.    Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the West Virginia Business Corporation Act, as amended (the “WVBCA”), and the West Virginia Uniform Limited Liability Company Act, as amended (the “WVLLCA”), Cornerstone shall be merged with and into Merger Sub at the Effective Time, the separate corporate existence of Cornerstone shall cease, and Merger Sub shall continue its existence as a limited liability company under the laws of the State of West Virginia as the Surviving Entity in the Merger.

Section 1.2.    Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required Cornerstone Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Office of Secretary of State of West Virginia (the “Effective Time”).

Section 1.3.    Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on (the “Closing Date”) (a) a date mutually agreeable to Summit and Cornerstone or (b) the first day of the following month after the latter of the following occurs, unless extended by mutual agreement of the Parties: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required Cornerstone Vote; provided, however, that if the last necessary approval is received and the last waiting period has expired or has been terminated less than three (3) days prior to the last Business Day of a month, then the Closing Date shall be the first day of the second month next succeeding the month in which the latter of the events set forth in clauses (b) (i) or (ii) above occurs; provided, further, that, if the Closing Date becomes the first day of the second month next succeeding the month in which the latter of the events set forth in clauses (b) (i) or (ii) above occurs in accordance with the terms of the preceding proviso and a record date for any dividend or other distribution with respect to Summit Common Stock is taken during such period such that the holders of Cornerstone Common Stock will not be entitled to participate in such dividend, then each holder of Cornerstone Common Stock shall be entitled to receive, upon surrender of such holder’s Certificates or Book Entry Shares and compliance with the other terms of Article II, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Summit Common Stock issuable to such holder in the Merger on the record date of such dividend or other distribution. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the Transactions contemplated by this Agreement. The Closing shall be held at the offices of Summit, located at 300 N Main Street, Moorefield, West Virginia, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

Section 1.4.    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the WVBCA and the WVLLCA. The name of the Surviving Entity shall be “CFS Merger Sub LLC”. All rights, franchises and interests of Cornerstone and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Entity by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.

Section 1.5.    Governing Documents of Surviving Entity. The Articles of Organization and operating agreement of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Organization and operating agreement of the Surviving Entity until thereafter changed or amended as provided by applicable law.

Section 1.6.    Managers and Officers. The members, managers and officers, if any, respectively, of Merger Sub at the Effective Time will become the members, managers and officers of the Surviving Entity. The managers and officers, if any of Merger Sub will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization of the Surviving Entity or as otherwise provided by law.

Section 1.7.    Bank Merger. Concurrently with or as soon as reasonably practicable after the Effective Time, the Parties shall cause Merger Sub to be liquidated and thereafter shall cause Cornerstone Bank and Summit Community Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement immediately following or as soon as reasonably practicable after the Effective Time.

Section 1.8.    Corporate Governance and Related Matters.

(a)On or prior to the Effective Time, the Summit Board shall cause one (1) director on the Cornerstone Board (the “Cornerstone Director”) to be appointed as a director of Summit as of the Effective Time to serve until the next annual meeting of the shareholders of Summit following the Effective Time. The Cornerstone Director shall be chosen by mutual agreement of Summit and Cornerstone. Subject to compliance by the Summit Board with its fiduciary duties (including compliance with the Summit Charter, bylaws and corporate governance guidelines), Summit shall nominate the Cornerstone Director for reelection to the Summit Board at the first annual meeting of the shareholders of Summit following the Effective Time, and Summit’s proxy materials with respect to such annual meeting shall include the recommendation of the Summit Board that its shareholders vote to reelect the Cornerstone Director to the same extent as recommendations are made with respect to other directors on the Summit Board.

(b)On or prior to the Bank Merger Effective Time, Summit as the sole shareholder of Summit Community Bank shall cause the Cornerstone Director to be appointed as a director of Summit Community Bank as of the Bank Merger Effective Time to serve until the next annual meeting of the shareholders of Summit Community Bank following the Effective Time. Provided that the Cornerstone Director continues to be eligible to serve as a director of Summit, and subject to compliance by the Board of Directors of Summit Community Bank with its fiduciary duties (including compliance with Summit Community Bank’s articles, bylaws and corporate governance guidelines) Summit Community Bank shall nominate the Cornerstone Director for reelection to the Board of Directors of Summit Community Bank at the first annual meeting of the shareholder of Summit Community Bank following the Effective Time.

Section 1.9.    Tax Treatment of Merger and Agreement. The Parties to this Agreement intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368‑2(g) and 1.368‑3(a).
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1.    Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any further action on the part of Summit, Cornerstone or any holder of the following securities:

(a)    Each share of common stock, par value $2.50 per share, of Summit (“Summit Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $2.50 per share, of Summit.

(b)    Subject to the other provisions of this Article II, each share of common stock, par value $100.00 per share, of Cornerstone (“Cornerstone Common Stock”) (other than each Dissenting Share, as defined below in Section 2.8) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and will be converted into and become the right to receive at the election of the holder thereof as provided in Section 2.2 hereof, subject to the adjustment provided in Section 2.1(i):

(i)For each share of Cornerstone Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), an amount equal to $5,700.00 in cash, without interest (individually, the “Per Share Cash Consideration” and collectively, the “Cash Consideration”);

(ii)For each share of Cornerstone Common Stock with respect to which an election to receive Summit Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), 228 shares (the “Exchange Ratio”) of Summit Common Stock (individually, the “Per Share Stock Consideration” and collectively, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”); and

(iii)For each share of Cornerstone Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “No Election Shares”), the right to receive such Stock Consideration or Cash Consideration as determined in accordance with Section 2.2(e).

(c)Notwithstanding any other provision of this Agreement, no fractional shares of Summit Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Cornerstone Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Cornerstone Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the Per Share Cash Consideration. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(d)If, between the date hereof and the Effective Time, the outstanding shares of Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the shareholders of Cornerstone Common Stock shall be entitled to receive the Stock Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

(e)As of the Effective Time, all shares of Cornerstone Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be canceled and retired, and all rights with respect thereto shall cease to exist, and each holder of Cornerstone Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.2 hereof, his, her or its pro rata share of the Merger Consideration pursuant to this Section 2.1.

(f)At the Effective Time, the stock transfer books of Cornerstone shall be closed, and no transfer of Cornerstone Common Stock theretofor outstanding shall thereafter be made.

(g)Any shares of Cornerstone Common Stock that are owned by Cornerstone (including treasury shares) or Summit (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h)Notwithstanding anything to the contrary herein, Cornerstone may distribute, in a lump sum, to the Cornerstone shareholders, immediately prior to the Closing Date, a cash distribution per share of Cornerstone Common Stock (the “Special Distribution”) in the amount by which Adjusted Shareholders’ Equity exceeds the Minimum Adjusted Shareholders’ Equity Ceiling as of the Calculation Date (each as defined in Section 2.1(i) below) immediately preceding the Effective Time (as defined in 2.1(i) below), if any, divided by the number of shares of Cornerstone Common Stock; provided, however, that the aggregate amount of the Special Distribution shall not exceed (i) when combined with amounts paid to Dissenting Shareholders, Cornerstone assets used to pay its reorganization expenses and all redemptions and distributions (except for normal regular dividends) paid by Cornerstone immediately preceding the Merger, an amount that would result in either (A) less than 90% of the fair market value of net assets of Cornerstone, or (B) less than 70% of the fair market value of gross assets held by Cornerstone, immediately prior to the Special Distribution, being transferred to Merger Sub in the Merger, or (ii) when combined with the Cash Consideration, 60% of the value of the Merger Consideration (determined by adding amounts paid to Dissenting Shareholders to the Merger Consideration and the aggregate amount of the Special Distribution). If the Adjusted Shareholders’ Equity does not exceed the Minimum Adjusted Shareholders’ Equity Ceiling (as defined in Section 2.1(i) below), then the Special Distribution shall not occur.

(i)As of the last day of the second full month immediately preceding the Effective Time (the “Calculation Date”), if the Shareholders’ Equity, as adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities and on derivative financial instruments included in accumulated other comprehensive income (the “Adjusted Shareholders’ Equity”), is less than the Minimum Adjusted Shareholders’ Equity Floor, then the aggregate value of the Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity Floor. In calculating the Adjusted Shareholders’ Equity, all costs and expenses of Cornerstone associated with the Merger shall have been paid or accrued prior to the Calculation Date, including but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination, deconversion or penalty fees and costs for data processing or other contractual arrangements; and any change-in-control or similar payments (to employees or otherwise). Any reduction in the Merger Consideration shall be allocated between the Cash Consideration and the Stock Consideration proportionately in accordance with the limitations set forth in Section 2.2(e). The “Minimum Adjusted Shareholders’ Equity Floor” means $17,645,000. The “Minimum Adjusted Shareholders’ Equity Ceiling” means $19,145,000. For purposes of calculating whether the Merger Consideration shall be reduced pursuant to this Section 2.1(i) or whether a Special Distribution shall be paid pursuant to Section 2.1(h), gains from the sale of securities after the date of this Agreement shall be excluded from the Adjusted Shareholders’ Equity.

Section 2.2.    Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofor representing shares of Cornerstone Common Stock (“Certificates”) and any non-certificated shares of Cornerstone Common Stock (“Book Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book Entry Shares to an exchange agent designated by Summit (the “Exchange Agent”)) and acceptable to Cornerstone in its reasonable discretion, in such form as Summit and Cornerstone shall mutually agree (“Election Forms”) shall be mailed at least twenty-five (25) days prior to the anticipated Closing Date (the “Mailing Date”) to each holder of record of Cornerstone Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).

(a)    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of Section 2.2(e), to make a Cash Election, a Stock Election or no election with respect to each of such holder’s shares of Cornerstone Common Stock. Any Cornerstone Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Eastern time, on the twentieth (20th) day following the Mailing Date (or such other time and date as Summit and Cornerstone may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(b)    Summit shall make available an Election Form to all persons who become holders (or beneficial owners) of Cornerstone Common Stock between the Election Form Record Date and close of business on the Business Day prior to the Election Deadline, and Cornerstone shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. Cornerstone acknowledges that no deadlines for mailing Election Forms contained elsewhere in this Agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

(c)    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) or Book Entry Shares representing all shares of Cornerstone Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline.

Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Cornerstone Common Stock represented by such Election Form shall become No Election Shares and Summit shall cause the Certificates or Book Entry Shares to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Summit nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d)    Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Summit shall cause the Exchange Agent to effect the allocation among the holders of Cornerstone Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the Election Forms, subject to Section 2.2(e).

(e)    Notwithstanding any other provision contained in this Agreement, the total number of shares of Cornerstone Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 2.1 shall be that number equal to the product (rounded up to the nearest whole number) of (i) 0.50 multiplied by (ii) the number of outstanding shares of Cornerstone Common Stock (the “Stock Conversion Number”). All other shares of Cornerstone Common Stock shall be converted into the Cash Consideration.

(i)Stock Consideration Proration. If the aggregate number of shares of Cornerstone Common Stock with respect to which Stock Election Shares shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(ii)Cash Consideration Proration. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the No Election Shares and Cash Election Shares shall be treated in the following manner:

(A)If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the No Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (1) the number of No Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Cash Consideration; or

(B)If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of No Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Summit and Cornerstone.
Section 2.3.    Exchange Procedures; Surrender of Certificates.

(a)    Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to Summit or, at the election of Summit, the Exchange Agent, pursuant to Section 2.2 shall, upon acceptance thereof by Summit or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Summit Common Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofor declared and not yet paid with respect to such shares of Summit Common Stock, without interest, as provided in Section 2.4.

(b)    Summit or, at the election of Summit, the Exchange Agent shall accept Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as Summit or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates or Book Entry Shares shall be appropriately endorsed or accompanied by such instruments of transfer as Summit or the Exchange Agent may reasonably require.

(c)    Each outstanding Certificate or Book Entry Share shall, until duly surrendered to Summit or the Exchange Agent, be deemed to evidence ownership of the consideration into which the Cornerstone Common Stock previously represented by such Certificate or Book Entry Share shall have been converted pursuant to this Agreement.

(d)    After the Effective Time, holders of Certificates and Book Entry Shares shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates and Book Entry Shares for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Cornerstone of Certificates and Book Entry Shares, and if such Certificates and Book Entry Shares are presented to Cornerstone for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. Summit shall not be obligated to deliver the consideration to which any former holder of Cornerstone Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates and Book Entry Shares as provided herein.

(e)    Summit and the Exchange Agent shall be entitled to rely upon the stock transfer books of Cornerstone to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book Entry Shares, Summit and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.

(g)    If any certificate representing shares of Summit Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Summit Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.4.    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to Summit Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Summit Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate, until the holder of such Certificate shall have complied with the exchange procedures set forth herein. Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate, there shall be paid to the holder of whole shares of Summit Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender the amount of any cash payable with respect to a fractional share of Summit Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofor paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Summit Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Summit Common Stock.

Section 2.5.    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of Cornerstone for one (1) year after the Closing Date shall be delivered to Summit, upon demand, and any holders of Cornerstone Common Stock who have not theretofor complied with this Article II shall thereafter look only to Summit for payment of their claim for the Stock Consideration, the Cash Consideration, any cash in lieu of fractional shares of Summit Common Stock and any dividends or distributions with respect to Summit Common Stock.

Section 2.6.    No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of Summit nor Cornerstone shall be liable to any former holder of shares of Cornerstone Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Stock Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.7.    Withholding. Each of the Exchange Agent and Summit shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Cornerstone Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Cornerstone Common Stock in respect of which such deduction and withholding was made.

Section 2.8.    Dissenting Shares. Each share of Cornerstone Common Stock issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 31D, Article 13 of the WVBCA is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WVBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the WVBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WVBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the WVBCA, each such Dissenting Share shall be deemed to have been converted into No Election Shares and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

Except as set forth in the Disclosure Schedule delivered by Cornerstone to Summit prior to the execution hereof (the “Cornerstone Disclosure Schedule”), Cornerstone hereby makes the representations and warranties set forth in this Article III to Summit as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Cornerstone contained herein, disclosure in any section of the Cornerstone Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Cornerstone calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Cornerstone Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Cornerstone Disclosure Schedule or other document delivered by Cornerstone pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Cornerstone agrees to provide prior to the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Summit. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.
Section 3.1.    Organization, Standing and Power. Cornerstone is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of Cornerstone and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone. The copies of the Cornerstone Charter and the bylaws of Cornerstone and the articles of incorporation and bylaws of Cornerstone Bank, which have been previously furnished to Summit, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 3.2.    Capital Structure.

(a)    The authorized capital stock of Cornerstone consists of 5,000 shares of Cornerstone Common Stock. As of the date of this Agreement, there are 5,000 shares of Cornerstone Common Stock issued and outstanding and no shares of Cornerstone Common Stock were held by Cornerstone or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity). All of the issued and outstanding shares of Cornerstone Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. Cornerstone has disclosed to Summit all known creditors, whether contingent or otherwise.

(b)    Neither Cornerstone nor any Cornerstone Subsidiary has issued any outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Cornerstone or any of its Subsidiaries has issued. No Voting Debt of Cornerstone or any Cornerstone Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Cornerstone or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. No Cornerstone Subsidiary has issued securities held by any entity other than Cornerstone or a Cornerstone Subsidiary.

(c)    Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Cornerstone or any Subsidiary of Cornerstone is a party or by which it or any such Subsidiary is bound obligating Cornerstone or any Subsidiary of Cornerstone to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Cornerstone or of any Subsidiary of Cornerstone or obligating Cornerstone or any Subsidiary of Cornerstone to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Cornerstone or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Cornerstone or any of its Subsidiaries or (ii) pursuant to which Cornerstone or any of its Subsidiaries is or could be required to register shares of Cornerstone Common Stock or other securities under the Securities Act.

(d)    Since December 31, 2018, Cornerstone has not: (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Cornerstone or any of its Subsidiaries; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Cornerstone Subsidiaries, any shares of capital stock of Cornerstone or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of Cornerstone dividends or other distributions on the outstanding shares of capital stock of Cornerstone. There are no restrictions applicable to the payment of dividends on the shares of Cornerstone Common Stock except pursuant to applicable laws, and all dividends declared before the Execution Date have been paid.

(e)    There are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of Cornerstone Common Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Cornerstone Common Stock, including any restriction on the right of a holder of shares of Cornerstone Common Stock to vote, sell or otherwise dispose of any Cornerstone Common Stock.

(f)    Neither Cornerstone nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Summit or any of its Subsidiaries.

Section 3.3.    Execution and Delivery; No Violation.

(a)    Cornerstone has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to its shareholders’ approval of this Agreement (including the Merger) by the affirmative vote of at least a majority of the votes cast at a meeting in which a quorum exists (the “Required Cornerstone Vote”), and receipt of the Requisite Regulatory Approvals, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly and validly approved by the Cornerstone Board. This Agreement has been duly and validly executed and delivered to Summit. Assuming due authorization, execution and delivery by Summit, this Agreement constitutes valid and binding obligations of Cornerstone, enforceable against Cornerstone in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    The Cornerstone Board has directed that this Agreement and the Transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by Required Cornerstone Vote, no other votes are necessary to approve this Agreement and to consummate the Transactions contemplated hereby and thereby.

(c)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby, nor compliance by Cornerstone with any of the terms or provisions hereof (provided the Required Cornerstone Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Cornerstone or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cornerstone, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature (“Lien”) upon any of the respective Properties or assets of Cornerstone or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Cornerstone or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 3.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Cornerstone, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Cornerstone or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Cornerstone or the consummation by Cornerstone and its Subsidiaries of the Transactions contemplated hereby. As of the date of this Agreement, Cornerstone knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions contemplated hereby should not be obtained on a timely basis.

Section 3.5.    Reports. Since January 1, 2015, Cornerstone and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the West Virginia Division of Financial Institutions, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

Section 3.6.    Financial Statements.

(a)    Cornerstone has furnished to Summit copies of the audited consolidated balance sheets of Cornerstone as of December 31, 2018, 2017 and 2016, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2018, 2017 and 2016, and statements of cash flows for the years ended December 31, 2018, 2017 and 2016, and the unaudited consolidated balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows for the quarter ended June 30, 2019 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “Cornerstone Financial Statements”). The Cornerstone Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Cornerstone and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Cornerstone Financial Statements accurately and fairly reflect in all material respects the transactions of Cornerstone. The Cornerstone Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)    Cornerstone has furnished Summit with true and complete copies of the Reports of Condition and Income as of December 31, 2018, December 31, 2017, December 31, 2016 and June 30, 2019 (the “Bank Call Reports”) for Cornerstone Bank. The Bank Call Reports fairly present, in all material respects, the financial position of Cornerstone Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Cornerstone Bank has calculated its allowance for loan and lease losses (“ALLL”) in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The ALLL for loan losses account for Cornerstone Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Cornerstone Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

Section 3.7.    Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Cornerstone included in the Cornerstone Financial Statements for the fiscal quarter ended December 31, 2018, (b) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (c) liabilities arising from or relating to the transactions contemplated hereby, and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone and its Subsidiaries, and since December 31, 2018, Cornerstone and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in Cornerstone Financial Statements in accordance with GAAP).

Section 3.8.    Compliance with Applicable Legal and Reporting Requirements.

(a)    Cornerstone and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Cornerstone and its Subsidiaries, taken as a whole (the “Cornerstone Permits”), the Cornerstone Permits are in full force and effect and Cornerstone and its Subsidiaries are in compliance with the terms of the Cornerstone Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone.

(b)    Since December 31, 2015, each of Cornerstone and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to Cornerstone, its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Cornerstone, no investigation by any Governmental Entity with respect to Cornerstone or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Cornerstone or its Subsidiaries.

(c)    Cornerstone and Cornerstone Bank have complied in all material respects with and are not in material default or material violation (and with the giving of notice or the passage of time will not be in material default or material violation) under (i) any provision of the Constituent Documents of Cornerstone and Cornerstone Bank or (ii) any applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental authority relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Trust in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally-insured financial institution (collectively, “Banking Laws”). Cornerstone and Cornerstone Bank have neither had nor suspected any material incidents or fraud or defalcation involving Cornerstone and Cornerstone Bank or any of their respective officers, directors or Affiliates during the last two years. Cornerstone Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Cornerstone Bank that are designed to properly monitor transaction activity (including wire transfers). Cornerstone Bank is designated as a small bank for purposes of the CRA and has a CRA rating of “satisfactory.” Cornerstone is in compliance with Appendix C to 12 C.F.R. Part 225 - Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. Cornerstone is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Cornerstone Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.

Section 3.9.    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Cornerstone and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cornerstone or its Subsidiaries (including all means of access thereto and therefrom), except for any standard third party data processing services and non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Cornerstone.

(b)    Since December 31, 2015, neither Cornerstone nor any of its Subsidiaries or, to the knowledge of Cornerstone, any director, officer, employee, auditor, accountant or representative of Cornerstone or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Cornerstone or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Cornerstone or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.10.    Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Cornerstone, threatened, against or affecting Cornerstone or any Subsidiary of Cornerstone involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Cornerstone or any Subsidiary of Cornerstone having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or on the Surviving Entity or any Subsidiary of Cornerstone. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Cornerstone, threatened against Cornerstone that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Cornerstone pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 3.11.    Taxes.

(a)    Each of Cornerstone and the Cornerstone Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income tax returns and all material tax returns other than income tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes due and owing by Cornerstone and the Cornerstone Subsidiaries (whether or not shown on any tax return) have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the Cornerstone Financial Statements. Cornerstone has no liability for taxes in excess of the amount reserved or provided for in the Cornerstone Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b)    No written or, to the knowledge of Cornerstone, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Cornerstone or any of the Cornerstone Subsidiaries and has not previously been paid has been received by Cornerstone or any Cornerstone Subsidiary.

(c)    There are no disputes currently pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon Cornerstone or any of its Subsidiaries, nor has Cornerstone or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(d)    To the knowledge of Cornerstone, no tax return of Cornerstone or any Cornerstone Subsidiary is currently under audit or examination by any Governmental Entity. No written or, to the knowledge of Cornerstone, unwritten notice of such an audit or examination by any Governmental Entity has been received by Cornerstone or any Cornerstone Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e)    Neither Cornerstone nor any Cornerstone Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two (2)-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.

(f)    Neither Cornerstone nor any Cornerstone Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502‑6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Cornerstone is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(g)    Neither Cornerstone nor any Cornerstone Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)    Neither Cornerstone nor any Cornerstone Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011‑4(b).

(i)    Cornerstone and the Cornerstone Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.

(j)There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(k)Neither Cornerstone nor any Cornerstone Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity) or has liability for the taxes of another Person (other than Cornerstone or any Cornerstone Subsidiary) as a transferee or successor, by contract or otherwise.

(l)Neither Cornerstone nor any Cornerstone Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Section 108(i) of the Code.

(m)Neither Cornerstone nor any Cornerstone Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).

(n)No claim has been made within the last three (3) years by an authority in a jurisdiction where Cornerstone or any Cornerstone Subsidiary does not file tax returns that Cornerstone or any Cornerstone Subsidiary may be subject to taxation by that jurisdiction. Within the past three (3) years, the IRS has not challenged the interest deduction on any of Cornerstone or any Cornerstone Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(o)Neither Cornerstone nor any Cornerstone Subsidiary has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(p)For purposes of this Section 3.11 and Section 5.1(m): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated, margin, gross margin, net margin, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-

added, recapture, unclaimed property or other taxes of any kind whatsoever, whether disputed or not, including any interest, penalties, finds and additions (to the extent applicable) thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto and any amendment thereto (including, without limitation, any amended tax returns) relating to taxes.

Section 3.12.    Certain Agreements. Except as set forth in Cornerstone Disclosure Schedule 3.12 and except for this Agreement, neither Cornerstone nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (b) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (c) that limits the ability of Cornerstone or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Cornerstone or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (d) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (e) in the case of a Cornerstone Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (f) that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (g) that involve the payment of more than $150,000 and are not terminable without penalty on notice of ninety (90) days or less, (h) real property leases or (i) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Cornerstone has previously made available to Summit complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.12 (collectively referred to herein as the “Cornerstone Contracts”). All of the Cornerstone Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or any of its Subsidiaries. Neither Cornerstone nor any of its Subsidiaries has, and to the knowledge of Cornerstone, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Cornerstone Contract, except in each case for those violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or any of its Subsidiaries.

Section 3.13.    Benefit Plans.

(a)    With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any retirement, welfare benefit, stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, salary continuation, split-dollar life insurance, SIMPLE IRA (as defined in Section 408(p) of the Code) and other material employee benefit plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Cornerstone or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Cornerstone or any of its Subsidiaries or under which Cornerstone or any of its Subsidiaries has or could reasonably be expected to have any present or future liability, contingent or otherwise (the “Cornerstone Benefit Plans”), Cornerstone has provided Summit a true, correct and complete copy of (i) the most recent three annual reports (Form 5500) filed, if any, with the IRS and, where applicable, the related audited financial statements thereof, (ii) such Cornerstone Benefit Plan Document and all related amendments thereto, (iii) each trust agreement, summary employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Cornerstone Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description, and any summary of material modifications for each Cornerstone Benefit Plan, or for Benefit Plans not subject to ERISA or that are unwritten, any relevant written summaries distributed to participants, if any, (v) any current contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Cornerstone Benefit Plan, (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any Cornerstone Benefit Plan qualified under Section 401(a) of the Code, and (v) forms 1094 and 1095 for the three most recent years, and (vi) any correspondence with any Governmental Entity. There are no unwritten amendments to any Cornerstone Benefit Plan.

(b)    No Cornerstone Benefit Plan is invested in or provides the opportunity for participants or beneficiaries therein to purchase or otherwise acquire any employer securities or employer real property (within the meaning of Section 407(d) of ERISA) or any option, warrant or other right to acquire such employer securities or any interest therein.

(c)    All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Cornerstone Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(d)    No Cornerstone Benefit Plan is, and neither Cornerstone nor its Subsidiaries, nor any entity that together with Cornerstone or its Subsidiaries would be treated as a single employer under Section 414 of the Code (and “ERISA Affiliate”) sponsors, maintains, contributes to (or has an obligation to contribute to), or has ever sponsored, maintained, or contributed to (or had any obligation to contribute to) (i) a plan that is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA; (ii) a “multiple employer plan” within the meaning of Code section 413(c)(including plans sponsored by an employee leasing or professional employer organization), (iii) a “multiemployer plan” (as such term is defined in section 3(37) of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Other than as disclosed on Cornerstone Disclosure Schedule 3.13(d), no Cornerstone Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.

(e)    Except as set forth on Cornerstone Disclosure Schedule 3.13(e), there have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law by Cornerstone or any of its affiliates, officers, directors, agents or employees, applicable to Cornerstone Benefit Plans that would directly or indirectly subject Summit, Cornerstone or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.

(f)    Neither Cornerstone nor any of its Subsidiaries sponsors or maintains, contributes to, or has any obligation to contribute to any Cornerstone Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code. Except as set forth on Cornerstone Disclosure Schedule 3.13(f), each Cornerstone Benefit Plan has been operated in compliance, in all material respects, with applicable law and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Cornerstone Benefit Plan have been timely and completely filed or distributed. Cornerstone’s SIMPLE IRA complies with Section 408(p) of the Code in all material respects.

(g)    There are no pending claims, lawsuits or actions relating to any Cornerstone Benefit Plan (other than ordinary course claims for benefits being administered in accordance with claims procedures required under ERISA) and, to the knowledge of Cornerstone none are threatened.

(h)    Except as listed on Cornerstone Disclosure Schedule 3.13(h), no written or oral representations have been made to any employee or former employee of Cornerstone or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond termination of employment, except as required by Section 4980B of the Code or other applicable law, and at no expense to Cornerstone or any of its subsidiaries. Except as listed on Cornerstone Disclosure Schedule 3.13(h), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due by Cornerstone or any of its Subsidiaries or any Cornerstone Benefit Plan to any employee, officer, former employee or former officer of Cornerstone or any of its Subsidiaries.

(i)    Except as listed on Cornerstone Disclosure Schedule 3.13(i), the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will not result in any entitlement to payment to any present or former employee or director or other service provider of Cornerstone or any Subsidiary of Cornerstone of any money or other property, or acceleration of any rights or benefits, under any Cornerstone Benefit Plan or other contract or existing arrangement. No such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will Cornerstone, Summit or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(j)    There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Cornerstone or any of its Subsidiaries, any Cornerstone Benefit Plan, or any other Person, including without limitation, any Cornerstone Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Cornerstone Benefit Plan.

(k)    Each Cornerstone Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B, 4980D and 4980H of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and no such plan has been operated in a manner that would reasonably be expected to result in the incurrence of any material penalty to Cornerstone, the Surviving Entity or any of their respective Subsidiaries under those Sections of ERISA and the Code and under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, or under ERISA Section 601 et. Seq. and Code section 4980B, each to the extent applicable.

(l)    All obligations required to be performed by Cornerstone and its Subsidiaries under any Cornerstone Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Cornerstone Benefit Plan. To Cornerstone’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against Cornerstone or any of its Subsidiaries under part 5 of Title I of ERISA under any Cornerstone Benefit Plan.

(m)    Cornerstone and its Subsidiaries have current contracts with one or more insurance company(ies) for each of its Benefit Plans that provide coverage for health, dental, vision, life disability, survivor income benefits, or similar welfare benefit coverages relating to any Cornerstone Benefit Plan. None of such Benefit Plans is self-insured by Cornerstone or funded by Cornerstone through or provided by Cornerstone to its employees under a voluntary employees beneficiary association (VEBA) or a multiple employer welfare arrangement (MEWA).

(n)    Except as set forth in Cornerstone Disclosure Schedule 3.13(n), Cornerstone or a Company Subsidiary may, at any time, amend or terminate any Cornerstone Benefit Plan that it sponsors or maintains and may withdraw from any Cornerstone Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(o)    Each Cornerstone Benefit Plan that is a nonqualified deferred compensation plan subject to Code § 409A is, and has been at all relevant times, in material operational and documentary compliance with Code Section 409A and all regulations and guidance thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such Cornerstone Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither Cornerstone nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(ii) of the Code.

Section 3.14.    Bank Subsidiary. Cornerstone owns all of the outstanding shares of capital stock of Cornerstone Bank, free and clear of any Lien. All of the shares of capital stock of Cornerstone Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Cornerstone Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Cornerstone Bank is a West Virginia-state chartered member bank whose primary federal bank regulator is the Federal Reserve.

Section 3.15.    Agreements with Regulators. Neither Cornerstone nor any Subsidiary of Cornerstone is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2015 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Cornerstone or any Cornerstone Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, relating to any regulatory matters pending before any Governmental Entity with respect to Cornerstone or any of its Subsidiaries. Neither of Cornerstone nor any Cornerstone Subsidiary or any of their respective executive officers or, to the knowledge of Cornerstone, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Cornerstone, threatened.

Section 3.16.    Absence of Certain Changes or Events. From December 31, 2017 through the date of this Agreement: (a) Cornerstone and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or the Surviving Entity and (c) there has not been (i) any action or event of the type that would have required the consent of Summit under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Cornerstone or any of its Subsidiaries (whether or not covered by insurance).

Section 3.17.    Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the Cornerstone Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) applicable to Cornerstone or any of its Subsidiaries.

Section 3.18.    Vote Required. The Required Cornerstone Vote is the only vote of the holders of any class or series of Cornerstone capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.

Section 3.19.    Properties. Except as set forth on Cornerstone Disclosure Schedule 3.19, Cornerstone or any of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Cornerstone Financial Statement being owned by Cornerstone or one of its Subsidiaries or acquired after the date thereof that are material to Cornerstone’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the Cornerstone Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Cornerstone’s knowledge, the lessor.

Section 3.20.    Condition of Assets. All tangible assets, including furniture, fixtures and equipment, used by Cornerstone and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material Applicable Legal Requirements. Each of Cornerstone and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of Cornerstone and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.21.    Intellectual Property. Cornerstone and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Cornerstone Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Cornerstone Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone. Neither Cornerstone nor any such Subsidiary has received any notice of infringement of or conflict with and, to Cornerstone’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Cornerstone

Intellectual Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone.

Section 3.22.    Loan Portfolio.

(a)    Except as set forth on Cornerstone Disclosure Schedule 3.22, neither Cornerstone nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of June 30, 2019, ninety (90) days or more delinquent in payment of principal or interest or, to the knowledge of Cornerstone, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Cornerstone or any of its Subsidiaries, or to the knowledge of Cornerstone, any affiliate of any of the foregoing. Set forth in Cornerstone Disclosure Schedule 3.22 is a true, correct and complete list of (i) all of the Loans of Cornerstone and its Subsidiaries that, as of June 30, 2019, were classified by Cornerstone as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Cornerstone and its Subsidiaries that, as of June 30, 2019, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Cornerstone or any of its Subsidiaries that, as of June 30, 2019, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by Cornerstone or by any Governmental Entity.

(b)    Each Loan of Cornerstone and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Cornerstone and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(c)    Each outstanding Loan of Cornerstone and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Cornerstone and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(d)    None of the agreements pursuant to which Cornerstone or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    There are no outstanding Loans made by Cornerstone or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Cornerstone or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

Section 3.23.    Deposits. No deposit of Cornerstone Bank (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.24.    Investment Securities and Commodities.

(a)    Cornerstone Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Cornerstone Bank. Such securities and commodities are valued on the books of Cornerstone Bank in accordance with GAAP in all material respects.

(b)    Cornerstone Bank employs investment, securities, commodities, risk management and other policies, practices and procedures that Cornerstone Bank believes are prudent and reasonable in the context of such business and operations. Prior to the date of this Agreement, Cornerstone Bank has made available to Summit the material terms of such policies, practices and procedures.

(c)    Cornerstone Bank has furnished to Summit a true, correct and complete list of all Investment Securities owned by Cornerstone Bank, as of June 30, 2019, as well as any purchases or sales of such securities and commodities after June 30, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any such securities or commodities sold during such time period between December 31, 2018 to and including June 30, 2019. Cornerstone Bank does not own any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.25.    Insurance. Set forth in Cornerstone Disclosure Schedule 3.25 is a true, correct and complete list of all insurance policies maintained by Cornerstone and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither Cornerstone nor any of its Subsidiaries is in material default under any such policy or bond. Except as set forth in Cornerstone Disclosure Schedule 3.25, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

Section 3.26.    Indemnification. To the knowledge of Cornerstone, no action or failure to take action by any present or former director, officer, employee or agent of Cornerstone or its Subsidiaries has occurred that would give rise to a material claim by any such individual for indemnification from Cornerstone or its Subsidiaries.

Section 3.27.    Transactions with Affiliates. Except as set forth in Cornerstone Disclosure Schedule 3.27, there are no agreements, contracts, plans, arrangements or other transactions between Cornerstone or any of its Subsidiaries, on the one hand, and any (i) officer or director of Cornerstone or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Cornerstone, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Cornerstone, on the other hand, except those of a type available to employees of Cornerstone generally. Except as set forth in Cornerstone Disclosure Schedule 3.27, there are no “covered transactions,” including any Loans engaged in by Cornerstone, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

Section 3.28.    Absence of Certain Business Practices. Neither Cornerstone nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Cornerstone or any of its Subsidiaries (or assist Cornerstone or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Cornerstone or any of its Subsidiaries.

Section 3.29.    Environmental Compliance.

(a)    Cornerstone, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. Cornerstone is not aware of, nor has Cornerstone or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Cornerstone and its Subsidiaries with all Environmental Laws.

(b)    Cornerstone and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)    No Hazardous Materials exist on, about or within any of the Properties, nor to Cornerstone’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Cornerstone and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Entity pending or to Cornerstone’s knowledge threatened against Cornerstone or any of its Subsidiaries relating in any way to any Environmental Law. To the knowledge of Cornerstone, neither Cornerstone nor any of its Subsidiaries has any liability for remedial action under any Environmental Law. Neither Cornerstone nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Cornerstone or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 3.30.    Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Cornerstone’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Cornerstone believes to be financially responsible. Each Derivative Contract of Cornerstone or any of its Subsidiaries constitutes the valid and legally binding obligation of Cornerstone or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Cornerstone nor its Subsidiaries, nor, to the knowledge of Cornerstone, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Cornerstone or one of its Subsidiaries. The financial position of Cornerstone and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Cornerstone and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 3.31.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Cornerstone and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Cornerstone or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.32.    Employee Relationships. Cornerstone and its Subsidiaries have complied in all material respects with all Applicable Legal Requirements relating to their relationships with their employees, and Cornerstone believes that the relationships between Cornerstone and its Subsidiaries with such employees are good. To the knowledge of Cornerstone, no executive officer or manager of any of the operations of Cornerstone or any of its Subsidiaries or any group of employees of Cornerstone or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions contemplated hereunder.

Section 3.33.    Forms of Instruments, Etc. Cornerstone Bank has made and will make available to Summit copies of all of its standard forms of notes, mortgages, deeds of trust, customer agreements, policies and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of business.

Section 3.34.    Fiduciary Responsibilities. Cornerstone and its Subsidiaries have performed in all material respects all of their respective material fiduciary duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all Applicable Legal Requirements and agreements and instruments.

Section 3.35.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for D.A. Davidson & Co. Cornerstone has disclosed to Summit as of the date hereof the aggregate fees provided for in connection with the engagement by Cornerstone of D.A. Davidson & Co. related to the Merger and the other transactions contemplated hereunder.

Section 3.36.    Opinion of Financial Advisor of Cornerstone. The Cornerstone Board has received the opinion, dated the date of this Agreement, of Cornerstone’s financial advisor, D.A. Davidson & Co., to the effect that, subject to the limitations and qualifications expressed therein, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Cornerstone Common Stock.

Section 3.37.    Dissenting Shareholders. To the knowledge of Cornerstone, there is no plan or intention on the part of any shareholders of Cornerstone to exercise their dissenters’ rights in the manner provided by applicable law.

Section 3.38.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Cornerstone nor any other Person on behalf of Cornerstone is making or has made any express or implied representation or warranty with respect to Cornerstone or with respect to any other information provided to Summit in connection with the transactions contemplated herein. Neither Cornerstone nor any other Person shall have or be subject to any liability or indemnification obligation to Summit or any other Person resulting from the distribution to Summit, or the use by Summit of, any such information, including any information, documents, projections, forecasts or other material made available to Summit in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Cornerstone acknowledges that Summit is making no representations or warranties other than the representations and warranties expressly contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SUMMIT

Except as set forth in the Disclosure Schedule delivered by Summit to Cornerstone prior to the execution hereof (the “Summit Disclosure Schedule”), and as disclosed in any Summit SEC Documents publicly filed by Summit after December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimers or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Summit hereby makes the representations and warranties set forth in this Article IV to Cornerstone as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Summit contained herein, disclosure in any section of the Summit Disclosure Schedule or the Summit SEC Documents, as applicable, of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Summit calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent that such disclosure is applicable to such representations or warranties or other Summit Disclosure Schedule. The inclusion of any information in any section of the Summit Disclosure Schedule or other document delivered by Summit pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Summit agrees to provide prior to the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Cornerstone. Delivery of such supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.
Section 4.1.    Organization, Standing and Power. Summit is a bank holding company registered under the BHC Act. Each of Summit and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and/or, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit. The copies of the Summit Charter and the bylaws of Summit, the articles of incorporation and bylaws of Summit Community Bank, which have been previously furnished to Cornerstone, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 4.2.    Capital Structure.

(a)    The authorized capital stock of Summit consists of 20,000,000 shares of Summit Common Stock and 250,000 shares of preferred stock, $1.00 par value per share, of which none are issued or outstanding.  As of the date of this Agreement, there are (i) 12,470,050 shares of Summit Common Stock issued and outstanding, (ii) 465,160 shares of Summit Common Stock remain reserved for issuance upon the exercise of various equity awards granted under the 2014 Long-Term Incentive Plan (“Summit Stock Awards”), (iii) 29,200 options to acquire Summit Common Stock under the 2009 Officer Stock Option Plan and 1998 Officer Stock Option Plan remain exercisable, and (v) no other shares of capital stock or other voting securities of Summit issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Summit Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt, trust preferred or similar securities, or subordinated debt securities of Summit or any Summit Subsidiary are issued or outstanding, except as set forth on Summit Disclosure Schedule 4.2(a). All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Summit or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements.

(b)    No Summit Subsidiary has issued securities held by any entity other than Summit or a Summit Subsidiary.

(c)    Except for (i) this Agreement, (ii) the employment agreements contemplated by this Agreement with the officers of Cornerstone or any of its Subsidiaries, and (iii) as set forth in Section 4.2(a) above, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Summit or any Subsidiary of Summit is a party or by which it or any such Subsidiary is bound obligating Summit or any Subsidiary of Summit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Summit or of any Subsidiary of Summit or obligating Summit or any Subsidiary of Summit to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Summit or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Summit or any of its Subsidiaries or (ii) pursuant to which Summit or any of its Subsidiaries is or could be required to register shares of Summit Common Stock or other securities under the Securities Act.

(d)    Neither Summit nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Cornerstone or any of its Subsidiaries.

Section 4.3.    Execution and Delivery; No Violation.

(a)    Summit has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Summit Board. This Agreement has been duly and validly executed and delivered to Cornerstone. Assuming due authorization, execution and delivery by Cornerstone, this Agreement constitutes valid and binding obligations of Summit, enforceable against Summit in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Summit with any of the terms or provisions hereof (provided the Required Cornerstone Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Summit or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit, or any of its Subsidiaries, or any of their respective Properties or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event that, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective Properties or assets of Summit or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Summit or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 4.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Summit, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Summit or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Summit knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.

Section 4.5.    SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a)    Summit has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2015 (the “Summit SEC Documents”). Summit has delivered or made available to Cornerstone true, correct and complete copies of all Summit SEC Documents, all comment letters received by Summit from the SEC since December 31, 2015, all responses to such comment letters by or on behalf of Summit and all other correspondence since December 31, 2015 between the SEC and Summit, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of Summit is, or since December 31, 2015 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Summit SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Summit SEC Documents, and none of the Summit SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Summit included in the Summit SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Summit and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Summit SEC Documents since Summit’s most recent Annual Report on Form 10‑K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Summit are, or, since December 31, 2013 have been, required by GAAP to be included in the consolidated financial statements of Summit.

(b)    Since December 31, 2015, Summit and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency the Small Business Administration, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(c)    Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Summit included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2019 in the ordinary course of business consistent with past practice, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit, Summit and its Subsidiaries do not have, and since June 30, 2019 and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the Summit Financial Statements in accordance with GAAP).

(d)    Summit is, and since December 31, 2015 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)    As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

Section 4.6.    Compliance with Applicable Legal and Reporting Requirements.

(a)    Summit and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Summit and its Subsidiaries, taken as a whole (the “Summit Permits”), the Summit Permits are in full force and effect and Summit and its Subsidiaries are in compliance with the terms of the Summit Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit.

(b)    Since December 31, 2015, each of Summit and its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to Summit or any of its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Summit, no investigation by any Governmental Entity with respect to Summit or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Summit or its Subsidiaries.

Section 4.7.    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Summit and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Summit or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Summit.

(b)    Since December 31, 2015, neither Summit nor any of its Subsidiaries or, to the knowledge of Summit, any director, officer, employee, auditor, accountant or representative of Summit or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Summit or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Summit or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.8.    Legal Proceedings. Except as set forth in the Summit SEC Documents, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Summit, threatened, against or affecting Summit or any Subsidiary of Summit involving a monetary claim or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Summit or any Subsidiary of Summit having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or on the Surviving Bank or any Subsidiary of Summit. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Summit pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 4.9.    Bank Subsidiary. Summit owns all of the outstanding shares of capital stock of Summit Community Bank, free and clear of any Lien. All of the shares of capital stock of Summit Community Bank have been duly authorized and validly issued and are fully paid and non-assessable (except as provided under applicable law) and not subject to preemptive rights. Summit Community Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. Summit Community Bank is a West Virginia banking corporation whose primary federal bank regulator is the FDIC.

Section 4.10.    Agreements with Regulators. Neither Summit nor any Subsidiary of Summit is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2015 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Summit or any Summit Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, known to Summit, relating to any regulatory matters pending before any Governmental Entity with respect to Summit or any of its Subsidiaries. Neither of Summit nor any Summit Subsidiary or any of their respective executive officers or, to the knowledge of Summit, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Summit, threatened.

Section 4.11.    Absence of Certain Changes or Events. From December 31, 2018 through the date of this Agreement: (a) Summit and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or the Surviving Entity, and (c) there has not been (i) any action or event of the type that would have required the consent of Cornerstone under Section 5.2 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Summit or any of its Subsidiaries (whether or not covered by insurance).

Section 4.12.    No Vote Required. No approval by the holders of any class or series of Summit capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).

Section 4.13.    Derivatives. All Derivative Contracts, whether entered into for Summit’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Summit believes to be financially responsible. Each Derivative Contract of Summit or any of its Subsidiaries constitutes the valid and legally binding obligation of Summit or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Summit nor its Subsidiaries, nor, to the knowledge of Summit, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Summit or one of its Subsidiaries. The financial position of Summit and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Summit and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 4.14.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Summit or any of its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

Section 4.15.    Financing. Summit has, and will have as of the Closing Date funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. Summit’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.

Section 4.16.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Summit nor any other Person on behalf of Summit is making or has made any express or implied representation or warranty with respect to Summit or with respect to any other information provided to Cornerstone in connection with the transactions contemplated herein. Neither Summit nor any other Person shall have or be subject to any liability or indemnification obligation to Cornerstone or any other Person resulting from the distribution to Cornerstone, or the use by Cornerstone of, any such information, including any information, documents, projections, forecasts or other material made available to Cornerstone in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. Summit acknowledges that Cornerstone is making no representations or warranties other than the representations and warranties expressly contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1.    Covenants of Cornerstone. During the period from the date of this Agreement and continuing until the Effective Time, Cornerstone agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Summit shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld):

(a)    Ordinary Course. Cornerstone and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Without the prior written consent of Summit, Cornerstone shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in Section 5.1(n), Cornerstone Disclosure Schedule 5.1(n)) or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)    Dividends; Changes in Stock. Except as set forth in Cornerstone Disclosure Schedule 5.1(b), Cornerstone shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Cornerstone, or as specifically contemplated in Section 2.1(h) hereof and its annual dividend of not more than $100.00 per share consistent with past practice, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice.+

(c)    Issuance of Securities. Cornerstone shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent.

(d)    Governing Documents. Cornerstone shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.1(e) or Section 5.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Cornerstone.

(e)    No Acquisitions. Cornerstone shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f)    No Dispositions. Except for sales of OREO, mortgages originated or held by Cornerstone Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, Cornerstone shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Cornerstone and its Subsidiaries) exceeding $150,000, in the aggregate, in any calendar month.

(g)    Related Transactions. Cornerstone and its Subsidiaries shall cooperate with Summit and its Subsidiaries to cause Cornerstone to merge with and into Merger Sub.

(h)    Indebtedness. Cornerstone shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long‑term debt securities of Cornerstone or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of Cornerstone to Cornerstone or to another Subsidiary of Cornerstone, or (ii) prepay or voluntarily repay any subordinated indebtedness.

(i)    Loans. Cornerstone shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of One Million Dollars ($1,000,000).

(j)    ALLL. At all times after the date the hereof and through and until the Closing Date, maintain the ALLL account for Cornerstone Bank in an amount adequate in all material respects and consistent with past practices and in compliance with applicable regulatory requirements, including GAAP and RAP.

(k)    Other Actions. Cornerstone shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) that would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(l)    Accounting Methods. Cornerstone shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at December 31, 2018, except as required by changes in GAAP or RAP as concurred in by Cornerstone’s independent auditors or required by a Governmental Entity.

(m)    Tax Matters. Cornerstone shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.

(n)    Compensation and Benefit Plans. Except as contemplated by Cornerstone Disclosure Schedule 5.1(n), Cornerstone shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any Cornerstone Benefit Plan, or any agreement, arrangement, plan or policy between Cornerstone or a Subsidiary of Cornerstone and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of Cornerstone under the terms of any existing agreement.

(o)    Investment Portfolio; Interest Rate Risk; Other Risk. Cornerstone shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio.

(p)    No Liquidation. Cornerstone shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(q)    Other Agreements. Cornerstone shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1, except with respect to actions taken as trustee, custodian or other fiduciary.

Section 5.2.    Covenants of Summit. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, Summit agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Cornerstone shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):

(a)    Ordinary Course. Summit and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.

(b)    Governing Documents. Summit shall not, nor shall it permit any of its Subsidiaries to, (i) amend the Summit Charter or bylaws of Summit in a manner that would adversely affect Cornerstone or any of its Subsidiaries, (ii) take any action that would reasonably be expected to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, (iii) take any action that is likely to materially impair Summit’s ability to perform any of its obligations under this Agreement or Merger Sub’s or Summit Community Bank’s ability to perform any of its obligations under the Bank Merger Agreement, or (iv) agree or commit to do any of the foregoing.

(c)    Merger Sub. Neither Merger Sub nor Summit Community Bank will make an election for Merger Sub to be treated as a corporation for federal income tax purposes, and Merger Sub will be a disregarded entity during the entirety of its existence.

Section 5.3.    Transition. In order to facilitate the integration of the operations of Summit and Cornerstone and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of Cornerstone and Summit shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Summit and its Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to Cornerstone, be entitled to review the operations and visit the facilities of Cornerstone and its Subsidiaries at all times as may be deemed reasonably necessary by Summit, as the case may be, in order to accomplish the foregoing arrangements after receipt of all Requisite Regulatory Approvals. From and after the date hereof, subject to Applicable Legal Requirements, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to Cornerstone Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and Cornerstone Bank shall, upon Summit’s reasonable request, introduce Summit and their respective representatives, as applicable, to suppliers of Cornerstone Bank for the purpose of facilitating the integration of Cornerstone Bank and its business into that of Summit and its Subsidiaries.

Section 5.4.    Advice of Changes; Government Filings.

(a)    Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.7, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Entity or that would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b)    Cornerstone and Summit shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. Cornerstone, Cornerstone Bank, Summit and Summit Community Bank shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of Cornerstone and Summit shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to such Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Section 5.5.    Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and Cornerstone shall, and shall cause their respective Subsidiaries to, except as otherwise provided in Section 5.1(p), (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the Effective Time.

Section 5.6.    Termination of Contracts. Cornerstone shall use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its contracts identified by Cornerstone Disclosure Schedule 5.6, including data processing contracts and contracts related to the provision of any other electronic banking services, will, if the Merger occurs, be terminated on or after the consummation of the Merger on a date to be mutually agreed upon by Cornerstone and Summit. Such notice and actions by Cornerstone will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “best efforts” by Cornerstone as used in this Section 5.6 shall include the payment of any termination fees, liquidated damages or deconversion fees required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts, and any such fees or damages or other expenses shall be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i) hereof as an already incurred or recognized expense for purposes of such calculation.

Section 5.7.    Nature of Deposits. On the Closing Date, the deposits of Cornerstone Bank shall be of substantially the same character, mix, type, and makeup as such deposits were as of June 30, 2019. Such deposits shall include no additional brokered deposits, except for such additional brokered deposits agreed to by Summit.

Section 5.8.    No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give Summit, directly or indirectly, the right to control or direct the operations of Cornerstone prior to the Effective Time or shall give Cornerstone, directly or indirectly, the right to control or direct the operations of Summit. Prior to the Effective Time, (a) each of Cornerstone and Summit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) Cornerstone shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Cornerstone shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.9.    Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and Cornerstone shall, and shall cause their respective Subsidiaries to use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.

Section 5.10.    Termination of SIMPLE IRA. Cornerstone shall take all necessary steps to terminate its SIMPLE IRA effective as of December 31, 2019, including providing timely notice to participants as required under the Code and all applicable regulations and guidance. Such notice and other termination documents shall be subject to Summit’s review and approval, which shall not be unreasonably withheld. If the Effective Time occurs after December 31, 2019, Cornerstone may in its discretion establish Simplified Employee Pension (SEP-IRA) arrangements (as described in Code Section 408(k)) for its employees effective no earlier than January 1, 2020. Any such arrangements shall be established and administered by Cornerstone in compliance with applicable law, including the Code and all regulations and guidance thereunder.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.    Preparation of Proxy Statement/Prospectus; Shareholders Meeting.

(a)    As promptly as reasonably practicable following the date hereof, Summit shall prepare a registration statement on Form S-4 (which shall include the proxy statement of Cornerstone for the Cornerstone Shareholder Meeting and the prospectus of Summit (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”)) to be filed by Summit with the SEC with respect to the issuance of the Summit Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Summit shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Cornerstone shall have the right to review and consult with Summit and Summit shall reasonably consider such information and any characterization of such information included in, the Proxy Statement/Prospectus prior to it being filed with the SEC. Summit shall, as promptly as reasonably practicable after receipt thereof, provide Cornerstone with all written comments and advise Cornerstone of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and Summit shall cooperate and provide Cornerstone with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and give reasonable consideration to the comments from Cornerstone) prior to filing such with the SEC, and Summit shall provide Cornerstone with a copy of all such filings made with the SEC. Summit shall use commercially reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger, and the issuance of the Summit Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Summit shall advise Cornerstone, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the Summit Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, and, in advance, Summit’s proposed responses thereto or SEC requests for additional information or materials, and each Party shall similarly advise and cooperate with the other with respect to the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Cornerstone.

(b)    Cornerstone and the Cornerstone Board shall (i) take all action in accordance with the federal securities laws, the laws of the State of West Virginia and the Cornerstone Charter and bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Cornerstone Shareholder Meeting”) for the purpose of obtaining the Required Cornerstone Vote within thirty (30) days following the date the S-4 is declared effective under the Securities Act and (B) schedule the Cornerstone Shareholder Meeting to take place on a date that is within forty five (45) days after the notice date; (ii) subject to the terms of Section 6.2, use its commercially reasonable best efforts to (x) cause the Cornerstone Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required Cornerstone Vote (and not impose a requirement that holders of more than the minimum required percentage (as set forth in the laws of the State of West Virginia) of the shares of Cornerstone Common Stock entitled to vote to approve and adopt this Agreement; and (iii) subject to the terms of Section 6.2, include in the Proxy Statement/Prospectus and at all other times the recommendation that the Cornerstone shareholders approve this Agreement and the Merger (the “Cornerstone Board Recommendation”). Cornerstone shall adjourn or postpone the Cornerstone Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of Cornerstone Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Cornerstone has not received proxies representing a sufficient number of shares necessary to obtain the Required Cornerstone Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Cornerstone Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Cornerstone at the Cornerstone Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

(c)    Information Supplied by Cornerstone. Cornerstone represents and warrants and agrees that none of the information supplied or to be supplied by Cornerstone expressly for inclusion or incorporation by reference in (a) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement/Prospectus shall, at the date of mailing to the shareholders of Cornerstone and at the time of the Cornerstone Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Cornerstone represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Cornerstone with respect to statements made or incorporated by reference therein based on information expressly supplied by Summit for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(d)    Information Supplied by Summit. Summit represents and warrants and agrees that none of the information supplied or to be supplied by Summit expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to shareholders of Cornerstone and at the time of the Cornerstone Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Summit represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Summit with respect to statements made or incorporated by reference therein based on information expressly supplied by Cornerstone for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 6.2.    Proposals.

(a)    Cornerstone agrees that, except as expressly permitted by Section 6.2(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it shall not, and shall not authorize or permit its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, and affiliates to (i) solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, any Acquisition Proposal; (ii) disclose to any third party any information concerning the business, Properties, books or records of Cornerstone or any Cornerstone Subsidiary or otherwise relating to an Acquisition Proposal, other than as provided herein or as compelled by law; (iii) release any person from a confidentiality agreement or standstill agreement; or (iv) cooperate with any third party to make any Acquisition Proposal, other than the sale by Cornerstone Bank of assets in the ordinary course of business; provided, however, that none of the foregoing shall prohibit Cornerstone or its Subsidiaries officers, directors, agents, advisors, and affiliates from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Cornerstone shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Within two (2) days of receipt of any unsolicited offer, Cornerstone will communicate to Summit the terms of any proposal or request for information and the identity of the parties involved.

(b)    Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required Cornerstone Vote, in the event Cornerstone receives an unsolicited (or otherwise not in breach with this Section 6.2), bona fide written Acquisition Proposal and the Cornerstone Board (or any committee thereof) determines in good faith after consultation with legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, Cornerstone may, and may permit its Subsidiaries and their respective officers, directors, agents, advisors, and affiliates to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Cornerstone with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Cornerstone confidential information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Cornerstone Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law. Cornerstone Bank will promptly, and in any event within two (2) days of receipt of any unsolicited, bona fide written Acquisition Proposal, (x) notify Summit in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to Cornerstone Bank or for access to the Properties, assets, books or records of Cornerstone Bank by any Person that has made, or to the knowledge of Cornerstone Bank may be considering making, an Acquisition Proposal and (y) communicate the name of such Person and the material terms of such Acquisition Proposal to Summit, including as they may change upon any modification or amendment to the terms thereof. Cornerstone Bank will keep Summit fully apprised of the status of and other matters relating in any material respect to any such Acquisition Proposal on a reasonably timely basis.

(c)    The Cornerstone Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Summit, the Cornerstone Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Summit the Cornerstone Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding anything to the contrary contained herein, the Cornerstone Board (including any committee thereof) may, at any time prior to obtaining the Required Cornerstone Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Cornerstone Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Cornerstone Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1, with respect to an Acquisition Proposal until it has given Summit at least four (4) Business Days, following Summit’s initial receipt of written notice that the Cornerstone Board has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Summit, the Cornerstone Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)    Nothing in this Agreement shall prohibit Cornerstone or the Cornerstone Board (or any committee thereof) from making any communication or disclosure to the Cornerstone shareholders that the Cornerstone Board (or applicable committee thereof) determines in good faith, after consultation with outside counsel, is required under applicable law.

Section 6.3.    Access to Information.

(a)    Upon reasonable notice, Cornerstone shall (and shall cause its Subsidiaries to) afford to the representatives of Summit, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, Cornerstone shall (and shall cause its Subsidiaries to) make available to Summit (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Summit may reasonably request. Neither Cornerstone nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements where reasonably permitted under Applicable Legal Requirements under circumstances in which the restrictions of the preceding sentence apply.

(b)    As soon as practicable after the end of each month, Cornerstone will deliver to Summit in electronic form (i) the monthly deposit and loan trial balances of Cornerstone Bank, (ii) the monthly analysis of Cornerstone Bank’s investment portfolio, and (iii) the monthly balance sheet and income statement of Cornerstone and its Subsidiaries.

(c)    The Parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreement, dated as of July 11, 2019, between Cornerstone and Summit (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.

(d)    No such investigation by Summit shall affect the representations and warranties of any Party expressly made in this Agreement.

(e)    Cornerstone shall permit, and shall cause its Subsidiaries to permit, Summit and/or an environmental consulting firm selected by Summit, at the sole expense of Summit, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Cornerstone or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Summit’s sole expense), Summit shall indemnify Cornerstone and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(f)    Upon Summit’s request, Cornerstone and Cornerstone Bank shall provide board packages and notices of board meetings to the Chief Executive Officer of Summit simultaneously with their submission to Cornerstone and Cornerstone Bank board members, provided that information relating to Cornerstone and Cornerstone Bank that would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity (together, “Cornerstone Board Confidential Matters”) may be excluded therefrom. Cornerstone and Cornerstone Bank shall promptly provide the Chief Executive Officer of Summit with copies of the minutes of all regular and special meetings of the board of directors of Cornerstone and Cornerstone Bank and minutes of all regular and special meetings of any board or senior management committee of Cornerstone Bank held on or after the date of this Agreement (except Cornerstone Board Confidential Matters).

Section 6.4.    Reasonable Best Efforts.

(a)    Each of Cornerstone and Summit shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party that is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Entity having an effect of the type referred to in Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.4, each of the Parties further agrees as follows:

(i)Within forty-five (45) days of the execution of this Agreement, each of Cornerstone and Summit shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.

(ii)Cornerstone shall cooperate with Summit and shall furnish to Summit and Summit’s counsel all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. Cornerstone shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Person). In addition, Summit shall furnish to Cornerstone a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by Summit).

(b)    Each of Cornerstone and Summit and their respective boards of directors shall, if any state Takeover Statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5.    Issuance of Summit Common Stock. The shares of Summit Common Stock to be issued by Summit to the shareholders of Cornerstone pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 6.6.    Stock Exchange Listing. Summit shall use all reasonable best efforts to cause the shares of Summit Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.7.    Employee Benefit Plans and Employee Matters..

(a)    At or as soon as practicable following the Effective Time, (i) Summit shall provide employees of Cornerstone with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Cornerstone Benefit Plans and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) to the extent permitted by Summit’s benefit plans, all Cornerstone employees will receive credit for years of service with Cornerstone and its predecessors prior to the Effective Time for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans.

(b)    Except for employees of Cornerstone Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit agrees that each employee of Cornerstone Bank who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) concurrently with the Closing or within twelve (12) months of the Closing shall receive two weeks of severance per full year of service with Cornerstone Bank, with a minimum of four (4) weeks of severance pay and a maximum of twenty-six (26) weeks of severance pay.

(c)    Cornerstone agrees that its employee welfare benefit plans, as defined in ERISA § 3(1) (each, a “Welfare Plan”), may be, provided that their terms and conditions so allow, terminated, modified or merged into Summit’s Welfare Plans on or after the Closing Date, as determined by Summit in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already earned thereunder. If requested in writing by Summit not less than thirty (30) days before the Closing Date, Cornerstone will take, and will cause Cornerstone Bank to take, all action necessary to terminate any Cornerstone Welfare Plan, effective no later than immediately before the Closing Date. In addition, as of the Closing Date Summit shall provide any benefits to which Cornerstone employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Closing Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, from and after the Closing Date through the remaining legally-required period of coverage.

Section 6.8.    Section 16 Matters. Prior to the Effective Time, Cornerstone and Summit shall each take all such steps as may be required to cause any acquisitions of Summit Common Stock (including derivative securities with respect to Summit Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act. Cornerstone shall deliver to Summit the Section 16 Information reasonably in advance of the Effective Time, and the Summit Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b‑3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Cornerstone Insiders of Summit Common Stock in exchange for shares of Cornerstone Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Cornerstone to Summit prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

Section 6.9.    Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof, and furthermore, with respect to Cornerstone and its Subsidiaries, shall be incurred or recognized as an expense for purposes of the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i), and except that (a) if the Merger and the Bank Merger are consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Summit and Cornerstone.

Section 6.10.    Indemnification; Directors’ and Officers’ Insurance.

(a)    Following the Closing Date and for a period of four (4) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of Cornerstone and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Cornerstone is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of West Virginia, Cornerstone and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under West Virginia law, Cornerstone and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

(b)    Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided, that the failure so to notify shall not affect the obligations of Summit under Section 6.10(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.

(c)    For a period of four (4) years from the Effective Time, Summit shall use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the Effective Time) with respect to claims against present and former directors and officers of Cornerstone and its Subsidiaries arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Cornerstone and its Subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by Cornerstone or its Subsidiaries (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this Section 6.10(c), Summit shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Cornerstone or its Subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

(d)    If Summit or its Subsidiaries or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit or its Subsidiaries shall assume the obligations set forth in this Section 6.10.

(e)    The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.11.    Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Summit and Cornerstone shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.11 to the contrary, Cornerstone or Summit may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.11.

Section 6.12.    Tax Matters. Cornerstone and Summit each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time or the Effective Time, as the case may be, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Cornerstone and Summit each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13.    Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.14.    Litigation and Claims.

(a)    Cornerstone shall promptly notify Summit in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Cornerstone or affecting any of its properties, Subsidiaries or affiliates and Cornerstone shall promptly notify Summit of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Cornerstone, threatened against Cornerstone that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Cornerstone pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(b)    Summit shall promptly notify Cornerstone in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Summit or affecting any of its properties, Subsidiaries or affiliates and Summit shall promptly notify Cornerstone of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Summit pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(c)    Cornerstone shall give Summit the opportunity to participate in the defense or settlement of any shareholder litigation against Cornerstone or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Cornerstone may not enter into any settlement agreement in respect of any shareholder litigation against Cornerstone or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without Summit’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that Summit will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by Cornerstone (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and Summit may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.15.    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 6.16.    Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of Cornerstone shall enter into a Director Support Agreement with Summit (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit B hereto.

Section 6.17.    Voting Agreement. Simultaneously with the execution of this Agreement, each of the directors of Cornerstone shall enter into a Director Voting Agreement with Summit (each a “Director Voting Agreement”). The form of the Director Voting Agreement is attached as Exhibit C hereto.

Section 6.18.    Disclosure Schedules. If applicable, at least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental Disclosure Schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.19.    Change of Method. Summit, with the written consent of Cornerstone, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, to change the method or structure of effecting the combination of Summit and Cornerstone (including the provisions of Article I) and the Bank Merger, if and to the extent that Summit deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of Cornerstone shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Cornerstone or Summit pursuant to this Agreement or (iv) materially impede or delay the consummation of the Transaction contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.

Section 6.20.    Tax Sharing/Allocation Agreements. All tax-sharing, tax allocation or similar agreements with respect to or involving Cornerstone or any Cornerstone Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Cornerstone and the Cornerstone Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a)    Shareholder Approval. Cornerstone shall have obtained the Required Cornerstone Vote.

(b)    Stock Exchange Listing. The shares of Summit Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)    Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity that are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank

Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Entity, Summit Community Bank, or Summit, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d)    Form S‑4. The Form S‑4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)    No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity that makes the consummation of the Merger illegal.

(f)    No Burdensome Regulatory Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction that, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties to pay any amounts that would be material to any of the Parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon Summit or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its Subsidiaries.

Section 7.2.    Conditions to Obligation of Summit. The obligation of Summit to effect the Merger is subject to the satisfaction of the following conditions unless waived by Summit:

(a)    Representations and Warranties. The representations and warranties of Cornerstone shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation and warranty of Cornerstone shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Cornerstone or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Cornerstone or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Cornerstone or any of its Subsidiaries. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of Cornerstone Common Stock shall not exceed 5,000 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)    Performance of Obligations. Cornerstone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of Cornerstone by the chief executive officer and by the chief financial officer of Cornerstone to such effect.

(c)    Officers’ Certificate. Cornerstone shall have provided Summit with a certificate duly executed by the chief executive officer and the chief financial officer of Cornerstone certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Reorganization Tax Opinion. Summit shall have received the opinion of Hunton Andrews Kurth LLP, counsel to Summit, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Summit shall be entitled to rely upon customary assumptions and representations provided by Summit and Cornerstone.

(e)    Dissenting Shares. Dissenting Shares shall be less than 5.0% of the issued and outstanding Cornerstone Common Stock.

(f)    Voting Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the Persons set forth on Summit Disclosure Schedule 7.2(f), the Voting Agreement in the form of Exhibit C attached hereto.

(g)    Director Support Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the directors of Cornerstone, a Director Support Agreement in substantially the form of Exhibit B attached hereto.

Section 7.3.    Conditions to Obligation of Cornerstone. The obligation of Cornerstone to effect the Merger is subject to the satisfaction of the following conditions unless waived by Cornerstone:

(a)    Representations and Warranties. The representations and warranties of Summit shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation or warranty of Summit shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Summit or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Summit or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Summit or its Subsidiaries.

(b)    Performance of Obligations. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cornerstone shall have received a certificate signed on behalf of Summit by the chief executive officer and by the chief financial officer of Summit to such effect.

(c)    Officers’ Certificate. Summit shall have provided Cornerstone with a certificate duly executed by the chief executive officer and the chief financial officer of Summit certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)    Reorganization Tax Opinion. Cornerstone shall have received the opinion of Bowles Rice LLP, counsel to Cornerstone, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Cornerstone shall be entitled to rely upon customary assumptions and representations provided by Summit and Cornerstone.

(e)    Employment Agreement. Summit shall have entered into an employment agreement with Lorraine L. Brisell in the form set forth in Summit Disclosure Schedule 7.3(e).

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required Cornerstone Vote:

(a)    by mutual consent of Summit and Cornerstone in a written instrument;

(b)    by either Summit or Cornerstone, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c)    by either Summit or Cornerstone, upon written notice to the other Party, if the Merger shall not have been consummated on or before March 31, 2020;

(d)    by Summit, upon written notice to Cornerstone, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a burdensome condition on Summit or its Subsidiaries, as applicable;

(e)    by either Summit or Cornerstone, upon written notice to the other Party, if there shall have been a material breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as the case may be, and which material breach has not been cured within thirty (30) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(f)    by either Summit or Cornerstone, upon written notice to the other Party, if a vote shall have been taken at the duly convened Cornerstone Shareholder Meeting, and the Required Cornerstone Vote shall not have been obtained;

(g)    by Summit, upon written notice to Cornerstone, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Cornerstone;

(h)    by Cornerstone, upon written notice to Summit, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Summit;

(i)    by Cornerstone if it enters into a Cornerstone Acquisition Agreement not in violation of Section 6.2;

(j)    by Summit, upon written notice to Cornerstone, if: (i) the Cornerstone Board at any time effects a Change in Recommendation or fails to include the Cornerstone Board Recommendation in the Proxy Statement/Prospectus; (ii) Cornerstone enters into a Cornerstone Acquisition Agreement not in violation of Section 6.2; or (iii) Cornerstone intentionally or materially breaches Section 6.1(b) or Section 6.2 hereof; and concurrently with such termination contemplated in (i)-(iii) Cornerstone shall pay the Termination Fee to Summit by wire transfer of immediately available funds as provided in Section 8.2(b); and

For purposes of the following Section 8.1(k), the following terms shall have the meanings indicated:
“Final Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Initial Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.
“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.
“Determination Date” shall mean the fifth (5th) calendar day immediately prior to the Effective Time, or if such calendar day is not a Trading Day, then the Trading Day immediately preceding such calendar day.
“Final Index Value” shall mean the average of the Index Values for the twenty (20) consecutive trading days ending on the Trading Day prior to the Determination Date.
“Index Group” shall mean the NASDAQ Bank Index (IBIX), excluding banks that announce a transaction after the date of this Agreement and prior to the Determination Date.
“Index Ratio” means the number obtained by dividing the Final Index Value by the Initial Index Value.
“Index Value” shall mean the closing value of the Index Group on any applicable date.
“Initial Index Value” shall mean the average of the Index Values for the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.
“Summit Ratio” shall mean the number obtained by dividing the Final Summit Price by the Initial Summit Price.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).
“VWAP” means, on any Trading Day, the volume weighted average price per share of Summit Common Stock.
(k)    By Cornerstone, if both of the following conditions are satisfied:

(i)    the Summit Ratio is less than 0.85, and

(ii)    the difference between: (A) the Index Ratio less (B) the Summit Ratio is greater than 0.15,

subject, however, to the following three sentences. Cornerstone may elect to terminate this Agreement under this Section 8.1(k) but only within two (2) calendar days after the Determination Date. If Cornerstone elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Summit (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, Summit shall have the option to increase the Per Share Stock Consideration by adjusting the Per Share Stock Consideration (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial Summit Price, 0.85 and the Per Share Stock Consideration by (B) the Final Summit Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Share Stock Consideration by (B) the Summit Ratio. If Summit so elects within such two-day period, it shall give prompt written notice to Cornerstone of such election and the amount of the increase in the Per Share Stock Consideration computed with reference to the Final Summit Price, whereupon no termination shall have occurred pursuant to this Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such shares of Summit Common Stock to holders of Cornerstone Common Stock).
Section 8.2.    Effect of Termination.

(a)    In the event of termination of this Agreement by either Cornerstone or Summit as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of Cornerstone or Summit or their respective officers or directors, except with respect to Section 3.35, Section 4.14, Section 6.9, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b)    Cornerstone shall pay Summit, by wire transfer of immediately available funds the sum of $1,282,500 (the “Termination Fee”) if this Agreement is terminated (i) by Summit pursuant to Section 8.1(j) or (ii) by Cornerstone pursuant to Section 8.1(i), within one (1) Business Day of such termination.

Section 8.3.    Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made that by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.4.    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1.    Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Cornerstone or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, Cornerstone or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
“Applicable Legal Requirements” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, common law standards, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.
“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.
“Constituent Corporations” means each of Merger Sub and Cornerstone.
“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and

(iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.
“IRS” means the United States Internal Revenue Service.
“knowledge” means, with respect to Cornerstone, the actual knowledge of Lorraine L. Brisell and Pamela R. Stinespring, and with respect to Summit, the actual knowledge of the executive officers of Summit, or any of its Subsidiaries, as and if applicable, with respect to a particular matter.
“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including GAAP.
“material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.
“Material Adverse Effect” means, with respect to any Party: (i) any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole, on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis, or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; (ii) any litigation or regulatory developments that would cause the representations and warranties set forth herein to be untrue or incorrect; (iii) a reduction in the loan portfolio of the Cornerstone by 25% or greater from the date of this Agreement to the Closing Date (excluding any reductions arising out of prepayments made with respect to any loans participated to Cornerstone by Summit for which Summit is the lead bank); (iv) a reduction in the total assets of the Cornerstone by 15% or greater from the date of this Agreement to the Closing Date; or (v) a reduction in the total deposits (excluding any deposits of customers that are Governmental Entities) of Cornerstone by 10% or greater from the date of this Agreement to the Closing Date; provided, however, that solely for purposes of the foregoing clause (i) of this definition of “Material Adverse Effect” none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (a) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (b) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia,

(c) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia, (d) changes in GAAP or RAP applicable to banks and their holding companies generally, (e) actions or omissions of Summit or Cornerstone required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (f) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled banks, (g) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (h) a decline in the price of the Summit Common Stock on Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)‑(g) of this definition), or (i) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)‑(v) of this definition).
“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Stock Market, Inc., as applicable.
“Cornerstone Acquisition Agreement” means a definitive agreement providing for an alternative transaction with respect to Cornerstone pursuant to Section 6.2 of the Agreement other than the Transactions contemplated hereunder with Summit.
“Cornerstone Charter” means the Articles of Incorporation of Cornerstone as on file with the Secretary of State of the State of West Virginia.
“Cornerstone Insiders” means the executive officers and directors of Cornerstone and First Cornerstone.

“Permitted Liens” with respect to any Person, means (a) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and RAP; (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and RAP, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (f) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (g) liens on assets of Subsidiaries of such Person that are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (h) pledges of securities to secure fed funds borrowings from other banks.
“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.
“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.
“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger and the expiration or termination of all applicable waiting periods.
“SEC” means the United States Securities and Exchange Commission.
“Section 16 Information” means information accurate in all material respects regarding the Cornerstone Insiders, the number of shares of Cornerstone Common Stock held by each such Cornerstone Insider and the number and description of the Cornerstone Stock Options held by each such Cornerstone Insider.

“Shareholders’ Equity” means the total shareholders equity presented on Cornerstone’s balance sheet as of a given date as calculated according to GAAP.
“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (a) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.
“Summit Charter” means the Articles of Incorporation of Summit as on file with the Secretary of State of the State of West Virginia.
“Superior Proposal” means a written Acquisition Proposal that the Cornerstone Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” and “at least 20.0%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.
Section 9.2.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by electronic mail or by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)    if to Summit, to:

Summit Financial Group, Inc.
300 N Main Street
Moorefield, West Virginia 26836
Attention:    H. Charles Maddy, III
President and Chief Executive Officer
Facsimile:    304-530-6861
E-Mail:     cmaddy@summitfgi.com

with a copy (which shall not constitute notice) to:
Hunton Andrews Kurth LLP
2200 Pennsylvania Ave, NW Suite 900
Washington, DC 20037-1701
Attention:    Heather Eastep
Facsimile:    (202) 778-2201
E‑Mail:    heastep@HuntonAK.com
and
(b)    if to Cornerstone, to:

Cornerstone Financial Services, Inc.
251 Main Street
West Union, West Virginia 26456
Attention:    Lorraine L. Brisell
President
Facsimile:    (304) 873-2427
E-Mail:    lbrisell@cornerstonebankwv.com
with copies (which shall not constitute notice) to:
Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301
Attention:    Sandra M. Murphy
Facsimile:    304-343-3058
E‑Mail:    smurphy@bowlesrice.com

Section 9.4.    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to Summit and Cornerstone or is applicable under West Virginia law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 9.5.    Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.6.    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Cornerstone, Summit or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Cornerstone, Summit, the Surviving Entity or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Cornerstone, Summit or the Surviving Entity or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Cornerstone, Summit or the Surviving Entity or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the Schedules delivered by Cornerstone or Summit, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The Summit SEC Documents shall qualify the representations and warranties in Article IV only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the Summit SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

Section 9.7.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9.    Governing Law; Submission to Jurisdiction.

(a)    This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without reference to the conflict of laws principles thereof.

(b)    Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c)    Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

Section 9.10.    Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.9, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Summit and Cornerstone have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SUMMIT FINANCIAL GROUP, INC.

By: /s/ H. Charles Maddy, III
H. Charles Maddy, III
President and Chief Executive Officer

CORNERSTONE FINANCIAL SERVICES, INC.

By: /s/ Lorraine L. Brisell
Lorraine L. Brisell
President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF BANK MERGER AGREEMENT

THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made as of September 17, 2019, between Summit Community Bank, Inc. a West Virginia banking corporation (“Summit Community Bank”), and Cornerstone Bank, Inc., a West Virginia banking corporation (“Cornerstone Bank”).
W I T N E S S E T H:
WHEREAS, Summit Financial Group, Inc. (“Summit”), a West Virginia corporation, registered bank holding company, and sole shareholder of Summit Community Bank, and Cornerstone Financial Services, Inc. (“Cornerstone”), a West Virginia corporation, registered banking holding company, and sole shareholder of Cornerstone Bank, have entered into that certain Agreement and Plan of Merger, dated September 17, 2019 (the “Agreement”), providing for the merger of Cornerstone with and into CFS Merger Sub LLC, a West Virginia limited liability company and wholly owned subsidiary of Summit Community Bank (“Merger Sub”) (the “Merger”), with Merger Sub as the surviving entity in the Merger;
WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of Cornerstone Bank;
WHEREAS, immediately following the Liquidation and as part of the same overall transaction, Cornerstone Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”);
WHEREAS, Summit Community Bank is a West Virginia banking corporation duly organized and existing under the laws of the State of West Virginia, having its main office in Moorefield, West Virginia, with authorized capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share (the “Summit Community Bank Stock”), all of which are issued outstanding;
WHEREAS, Cornerstone Bank is a West Virginia banking corporation, duly organized and existing under the laws of the State of West Virginia, having its main office in West Union, West Virginia, with authorized capital stock consisting of 5,000 shares of common stock, par value $100.00 per share (the “Cornerstone Bank Stock”), all of which are issued and outstanding;
WHEREAS, the Boards of Directors of each of Summit Community Bank and Cornerstone Bank, in accordance with the provisions of Article 4, Chapter 31A of the State Banking Code of West Virginia (the “State Banking Code”) and Section 31D-11-1104 of the West Virginia Business Corporations Act (the “WVBCA”), have approved this Bank Merger Agreement pursuant to which the Bank Merger will occur and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate is to be taken by Summit Community Bank and Cornerstone Bank in order to consummate the Bank Merger.
NOW, THEREFORE, in consideration of the foregoing premises, Summit Community Bank and Cornerstone Bank hereby agree that Cornerstone Bank is to be merged with and into Summit Community Bank on the following terms and conditions:

1.Merger of Cornerstone Bank and Summit Community Bank. At the Effective Time (as defined in Section 11 of this Bank Merger Agreement), Cornerstone Bank will be merged with and into Summit Community Bank pursuant to Sections 31D-11-1102 and 1104 of the WVBCA.

2.Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 31D-11-1107 of the WVBCA. At the Effective Time, Summit Community Bank will continue as the bank resulting from the Bank Merger (the “Resulting Bank”), and the separate corporate existence of Cornerstone Bank will cease. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Cornerstone Bank and Summit Community Bank will be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Cornerstone Bank and Summit Community Bank will be allocated to the Resulting Bank, and the Resulting Bank will be the primary obligor therefor and no other party to the Bank Merger will be liable therefor. At the Effective Time, a proceeding pending by or against either Cornerstone Bank or Summit Community Bank may be continued as if the Bank Merger did not occur, or the Resulting Bank may be substituted in the proceedings. The name of the Resulting Bank will be “Summit Community Bank, Inc.” The existing main office and principal place of business of Summit Community Bank located at 310 North Main Street, Moorefield, West Virginia 26836, will be the main office of the Resulting Bank following the Bank Merger, the branches of Summit Community Bank existing immediately before the Bank Merger will remain branches of the Resulting Bank after completion of the Bank Merger, and the existing main office and all branches of Cornerstone Bank will become branch offices of the Resulting Bank after completion of the Bank Merger.

3.Directors and Senior Executive Officers. The directors and executive officers of Summit Community Bank at the Effective Time shall be the directors and executive officers of the Resulting Bank at the Effective Time and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Bank or as otherwise provided by law.

4.Articles of Incorporation and Bylaws. The Articles of Incorporation of Summit Community Bank will continue in effect as the Articles of Incorporation of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of Summit Community Bank will continue in effect as the Bylaws of the Resulting Bank until the same have been amended and changed as provided by law.

5.Conversion of Cornerstone Bank Stock and Summit Community Bank Stock. At the Effective Time, all outstanding shares of Summit Community Bank Stock outstanding at the Effective Time shall remain outstanding after the Effective Time without any change therein. At the Effective Time, each share of Cornerstone Bank Stock issued and outstanding prior to the Bank Merger, shall and by virtue of the Bank Merger and without any action on the part of or any party as holder thereof, be cancelled.

6.Stock Transfer Books. The stock transfer books of Cornerstone Bank will be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of Cornerstone Bank Stock will take place thereafter.

7.Shareholder Approval. This Bank Merger Agreement will be submitted for approval to the sole shareholder of Cornerstone Bank and to the sole shareholder of Summit Community Bank by written consent. Upon approval by the sole shareholder of Cornerstone Bank and the sole shareholder of Summit Community Bank, this Bank Merger Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 11 hereof.

8.Conditions to Consummation of the Bank Merger. All obligations of the parties under this Bank Merger Agreement are subject to the receipt of all necessary regulatory approvals before the Effective Time and the consummation of the transactions contemplated by the Agreement.

9.Termination. This Bank Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the sole shareholder of Cornerstone Bank and the sole shareholder of Summit Community Bank, only by the mutual agreement of Cornerstone Bank and Summit Community Bank.

10.Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholder of Cornerstone Bank or the sole shareholder of Summit Community Bank, by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholder of Cornerstone Bank and the sole shareholder of Summit Community Bank, by action of both Cornerstone Bank and Summit Community Bank. Any waiver, modification or amendment of this Bank Merger Agreement must be in writing.

11.Effective Time. Subject to the terms and conditions specified in this Bank Merger Agreement and upon satisfaction of all requirements of law, the Bank Merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of West Virginia relating to the Bank Merger, such time being herein called the “Effective Time.”

12.Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which is to be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart bears the execution of each of the parties hereto, is deemed to be, and is to be construed as, one and the same Bank Merger Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

13.Governing Law and Venue. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Furthermore, each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (b) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (d) agrees not to bring any action, suit or proceeding against the other party hereto or its affiliates arising out of or relating to this Bank Merger Agreement, any of the transactions contemplated by this Bank Merger Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (e) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof.

14.Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of Cornerstone Bank or Summit Community Bank acquired or to be acquired by reason of or as a result of the Bank Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

15.Assignment. This Bank Merger Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement may assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 15 is void and of no effect.

16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision is fully severable and this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and are not to be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender includes the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

19.Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement and all exhibits referred to herein are exhibits attached to this Bank Merger Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Summit Community Bank and Cornerstone Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first written above.

SUMMIT COMMUNITY BANK, INC.

By:
H. Charles Maddy, III
Chief Executive Officer

[Signature page to Bank Merger Agreement]

CORNERSTONE BANK, INC.

By:
Lorraine L. Brisell
President and Chief Executive Officer

[Signature page to Bank Merger Agreement]

Exhibit B

FORM OF DIRECTOR SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 17, 2019, by and between Summit Financial Group, Inc., a West Virginia corporation (“Summit”), and [_____], an individual resident of the State of [_____] (“Director”).
RECITALS
WHEREAS, Summit and Cornerstone Financial Services, Inc. (“Cornerstone”) have entered into an Agreement and Plan of Merger, dated as of September 17, 2019 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement).
WHEREAS, Director, as a director and shareholder of Cornerstone, has had access to certain Confidential Information (as defined below) regarding Cornerstone and Cornerstone Subsidiary (as defined below), which Confidential Information constitutes a substantial asset to be acquired by Summit.
WHEREAS, Director recognizes that Summit’s willingness to enter into the Merger Agreement is dependent on Director entering into this Agreement and, therefore, this Agreement is incident thereto.
WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of Summit under the Merger Agreement, Summit and Director have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration for receipt of such Confidential Information in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Summit and Director agree as follows:
AGREEMENT
Section 1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Cornerstone and any subsidiary of Cornerstone (“Cornerstone Subsidiary”) or Summit and any subsidiary of Summit (“Summit Subsidiary”), and their respective customer, client, vendor and employee relationships.
Section 2. Director Covenants.
(a)    Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Cornerstone or any Cornerstone Subsidiary, Cornerstone’s and any Cornerstone Subsidiary’s current and prospective services, Cornerstone’s and any Cornerstone Subsidiary’s business projections and market studies, Cornerstone’s and any Cornerstone Subsidiary’s business plans and strategies, and Cornerstone’s and any Cornerstone Subsidiary’s studies and information concerning special services unique to Cornerstone and any Cornerstone Subsidiary, respectively. Director further acknowledges that he has received similar confidential information from Summit regarding Summit and the Summit Subsidiaries as a result of the negotiations resulting in the Merger Agreement and will continue to receive such information through the consummation of the Merger. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Summit or any subsidiary of Summit, Director agrees that for a period of 18 months after the Closing Date, Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:
(i)    solicit the business of any person or entity who is a customer of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other depository and lending institution (which term includes, for avoidance of doubt, credit unions);
(ii)    (A)    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a 25-mile radius of any location of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement (the “Noncompete Area”) (but Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions),

(B)    serve as an officer, director or employee of, or an agent or consultant with respect to the provision of banking services for, any insured depository institution that has a location within the Noncompete Area, or

(C)    establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or
(iii)    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary; provided that Director shall not be prohibited from recruiting, hiring, assisting others in recruiting or hiring, discussing employment with, or referring others concerning employment, any such employee if (i) such employee’s employment is terminated by Cornerstone, any Cornerstone Subsidiary, Summit, any Summit Subsidiary or any of their respective affiliates or successors, or (ii) such employee responds to a general solicitation not targeted to employees of Cornerstone, any Cornerstone Subsidiary, Summit or any Summit Subsidiary or any of their respective affiliates or successors. Nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.
Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)    Director agrees that (i) this Agreement is entered into in connection with the sale to Summit of the goodwill of the business of Cornerstone, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Summit acquires the goodwill of Cornerstone and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(d)    Director agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Cornerstone, Cornerstone Subsidiaries, Summit or Summit Subsidiaries (collectively, the “Disclosing Parties”) to third parties, or make any use thereof, directly or indirectly, other than in connection with the Merger or except as otherwise authorized. Director also agrees that he or she shall deliver promptly to Summit or Cornerstone at any time at its reasonable request, without retaining any copies, all documents and other material in Director’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of the Disclosing Parties, or Confidential Information or other information regarding third parties learned in such person’s position as a director, officer, employee or shareholder of Cornerstone or Cornerstone Subsidiaries, as applicable.
For purposes of this Agreement, “Confidential Information” means and includes each of the Disclosing Party’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from the same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries and other material prepared by or for any Disclosing Party or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing.
The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach by Director of this Agreement or any other agreement between Director and a Disclosing Party; (ii) was available to Director, prior to disclosure by such Disclosing Party, as applicable, on a non-confidential basis from a source other than the Disclosing Party and is not known by Director, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was independently acquired or developed by Director without violating any obligations of this Agreement or any other agreement between Director and a Disclosing Party.
Director acknowledges that respective businesses of the Disclosing Parties are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Summit in the Merger and constitutes existing valuable, special and unique assets held by the Disclosing Parties pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Summit.
Section 3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Director intends to engage in,

Director will first notify Summit in writing and meet with a Summit representative and a neutral mediator (if Summit elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least 14 days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.
Section 4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of: (a) the date the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement or (b) the date that is 18 months after the Closing Date.
Section 5. Injunctive Relief. Summit and Director hereby acknowledge and agree that Summit and Cornerstone will be irreparably damaged if this Agreement is not specifically enforced. Accordingly, Summit and Cornerstone are entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Summit or Cornerstone may have at law or in equity.
Section 6. Assignability. Director may not assign his or her obligations under this Agreement without the prior written consent of Summit.
Section 7. Parties Bound. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.
Section 8. Applicable Law. This Agreement is to be construed under and according to the laws of the State of West Virginia. Venue for any cause of action arising from this agreement will lie in Hardy County, West Virginia.
Section 9. Legal Construction. If any of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.
Section 10. Notice. Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO DIRECTOR:
__________________________
__________________________
__________________________
__________________________

IF TO SUMMIT:
Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia 26836
Attention: H. Charles Maddy, III
President and Chief Executive Officer
Facsimile: 304-530-6861
Section 11. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.
Section 12. Modification. No amendment of this Agreement is effective unless contained in a written instrument signed by the parties hereto.
Section 13. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

Print Name:

[Signature page to Support Agreement]

SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

[Signature page to Support Agreement]

SCHEDULE 1

EXISITING OWNERSHIP INTEREST

Exhibit C

FORM OF VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as September 17, 2019, is executed by and among Summit Financial Group, Inc., a West Virginia corporation (“Summit”), Cornerstone Financial Services, Inc., a West Virginia corporation (“Cornerstone”), and the shareholders of Cornerstone who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).
RECITALS
WHEREAS, Summit and Cornerstone have entered into an Agreement and Plan of Merger, dated as of September 17, 2019 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement);
WHEREAS, the Merger Agreement requires that Cornerstone deliver this Agreement to Summit;
WHEREAS, as a condition and inducement to Summit’s willingness to enter into the Merger Agreement, each of the Shareholders has agreed to vote their shares of Cornerstone Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby; and
WHEREAS, Summit is relying on this Agreement in incurring expenses in reviewing Cornerstone’s business, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cornerstone, Summit, and the Shareholders, promise, covenant and agree with each other as follows:
AGREEMENT
1.    Each of the Shareholders hereby severally, but not jointly, represents and warrants to Summit that:
(a)such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Cornerstone Common Stock set forth below such Shareholder’s name on such Shareholder’s signature page to this Agreement (the “Shares”) free and clear of all liens or encumbrances;

(b)except pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;

(c)such Shareholder does not beneficially own any Cornerstone Common Stock other than (i) the Shares, (ii) any options, warrants or other rights to acquire any additional shares of Cornerstone Common Stock or any security exercisable for or convertible into shares of Cornerstone Common Stock set forth on the signature page of this Agreement or (iii) as set forth on such Shareholder’s signature page; and
(d)    such Shareholder has had an opportunity to obtain the advice of legal counsel prior to executing this Agreement.

2.    Each Shareholder hereby agrees during the term of this Agreement to vote the Shares, and any additional shares of Cornerstone Common Stock or other voting securities of Cornerstone acquired by such Shareholder after the date hereof, (a) in favor of the approval of the Merger Agreement and the transactions contemplated thereby at the Cornerstone Shareholder Meeting called for the purpose of obtaining the Required Cornerstone Vote, and (b) against approval of any Acquisition Proposal or any other proposal made in opposition to or in competition with this Agreement or the Merger Agreement (such Acquisition Proposal or other proposal, an “Opposing Proposal”) presented at the Cornerstone Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Cornerstone Shareholder Meeting or for which Cornerstone otherwise seeks the approval of Cornerstone’s shareholders.

3.    Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the Cornerstone Board to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise Cornerstone of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and shall provide Cornerstone with all information that is reasonably requested by Summit and is reasonably available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal, unless such Shareholder knows Cornerstone has provided Summit with such information, and Cornerstone shall in turn provide any such information to Summit. Notwithstanding the foregoing, a Shareholder may participate in discussions and negotiations with any Person making an Opposing Proposal with respect to such Opposing Proposal if: (i) Cornerstone is engaging in discussions or negotiations with such Person in accordance with Section 6.2 of the Merger Agreement; and (ii) such Shareholder’s negotiations and discussions are in conjunction with and ancillary to Cornerstone’s discussions and negotiations. Each Shareholder shall not make any claim or join in any litigation alleging that the Cornerstone Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal.

4.    While this Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose (any such transaction, a “Transfer”) of any or all Shares or any shares of Cornerstone Common Stock subsequently acquired, (b) grant any proxy or interest in or with respect to any Shares or (c) deposit any Shares of Cornerstone Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any Shares of Cornerstone Common Stock or grant any proxy with respect thereto, other than to other members of the Cornerstone Board for the purpose of voting to approve the Merger Agreement and the transactions contemplated thereby. This Section 4 shall not prohibit (w) Transfers to any member of the Shareholder’s family, subject to the transferee’s agreeing in writing to be bound by the terms of this Agreement, (x) Transfers for estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement and the delivery of such agreement to Summit, (y) Transfers to any other shareholder of Cornerstone who has executed a copy of this Agreement on the date hereof, and (z) such Transfers as Summit may otherwise permit in its sole discretion in writing. Any attempted Transfer of Shares or any shares of Cornerstone Common Stock subsequently acquired or any interest therein in violation of this Section 4 shall be null and void.

5.    Each Shareholder acknowledges that Summit is relying on this Agreement in reviewing the business of Cornerstone and its Subsidiaries, including without limitation, Cornerstone Bank, Inc. (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Cornerstone and each Shareholder acknowledges that the performance of this Agreement is intended to benefit Summit and Cornerstone.

6.    This Agreement shall continue in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger.

7.    Nothing in this Agreement shall (a) be deemed to restrict any of the Shareholders from taking any action on behalf of Cornerstone in the capacity of a director or officer of Cornerstone (if applicable) that such Shareholder believes is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable), and no such action shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit, or restrict a Shareholder from exercising such Shareholder’s fiduciary duties as an officer or direct to Cornerstone or its shareholders. Each Shareholder is executing this Agreement solely in his or her capacity as a shareholder of Cornerstone.

8.    Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights (whether enforce in law or in equity). If the Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

9.    This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by each of Summit, Cornerstone and the Shareholder. Any such amendment, modification, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement shall remain in full force and effect with respect to Shareholders who do not execute such written agreement.

10.    For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.    This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

12.    Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective: (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:
If to Summit:
Summit Financial Group, Inc.
300 N Main Street
Moorefield, West Virginia 26836
Attention:    H. Charles Maddy, III
President and Chief Executive Officer
Facsimile:    304-530-6861
E-Mail:    cmaddy@summitfgi.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue NW
Washington, DC 20037
Attention:     Heather Archer Eastep
Email:        heastep@HuntonAK.com
If to Cornerstone:
Cornerstone Financial Services, Inc.
251 Main Street
West Union, West Virginia 26456
Attention:     Lorraine L. Brisell
Email:         lbrisell@cornerstonebankwv.com
With a copy (which shall not constitute notice to):
Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301
Attention:     Sandra M. Murphy
Email:         smurphy@bowlesrice.com
If to a Shareholder: At the address set forth on such Shareholder’s signature page to this Agreement.

13.    From time to time, at Summit’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Summit as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14.    Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Agreement will cause Summit to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Summit shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

15.    THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA WITHOUT REGARD FOR CONFLICT OF LAWS PRINCIPLES THEREOF. ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURTS OF THE STATE OF WEST VIRGINIA, COUNTY OF HARDY, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING.

16.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.    All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party hereto may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 17 shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such invalid or unenforceable provision as may be possible and still be valid and enforceable, and the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signature pages follow this page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

CORNERSTONE FINANCIAL SERVICES, INC.

By:
Lorraine L. Brisell
President

[Signature Page to Voting Agreement]

SHAREHOLDER

[Shareholder Name]
Number of Shares: [___]

Address for notice purposes: [___]

[Signature Page to Voting Agreement]